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                                                                   EXHIBIT 10.13

                              RESEARCH AGREEMENT


This Agreement is made effective this 31st day of March, 2001, by and between Millipore Corporation, a Massachusetts Corporation ("Millipore"), and Mykrolis Corporation, a Delaware corporation, ("Mykrolis").

                          Introduction and Background

1. The Board of Directors of Millipore has determined that it is in the best interest of Millipore and its stockholders to separate Millipore's existing businesses into two independent businesses.

2. As part of the foregoing, Millipore and Mykrolis, have entered into a Master Separation and Distribution Agreement which provides, among other things, for the separation of certain Mykrolis assets and Mykrolis liabilities, the initial public offering of Mykrolis stock, the distribution of such stock and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing.

3. Millipore has a central research group which performs research on behalf of all of the divisions of Millipore.

4. Millipore's microelectronics division, which has become Mykrolis, wishes to have Millipore continue to perform certain research for Mykrolis for a period of time and Millipore wishes to perform such research.

NOW, THEREFORE, Millipore and Mykrolis agree as follows:

1.   Research Projects Performed by Millipore Personnel

     A.   The Projects

          For the duration of this Agreement, Millipore shall commit to perform the following 4 research projects for Mykrolis:

          .  High Performance Filter
          .  Orion PTFE Filter
          .  Non-Sieving Technology
          .  Quick Change II

          (collectively, the "Projects", or a "Project")


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          Such Projects are described in Exhibit A which is attached and incorporated by reference.

     B.   Process for Conducting Research

          On an annual basis, the parties shall determine the scope of work for each Project, the amount of Millipore personnel required to perform such work, and the particular Millipore personnel assigned to each Project.

          The parties agree to use their best efforts to determine the scope of work, the amount of time required to perform such work, and the particular Millipore personnel assigned to each Project for the first year of this Agreement within sixty (60) days following the execution of this Agreement. Thereafter, these matters shall be determined as follows:

          (i) Before the end of the current contract year, Mykrolis shall meet with Millipore to discuss with regard to each Project the scope of work it wishes Millipore to complete for the following contract year.

          (ii) For each Project, Millipore shall submit a research proposal (the "Research Proposal") which shall include the following:

                 .  the scope of work proposed for the following year;

                 . the particular Millipore personnel assigned to the Project and the percentage of their time to be spent on such Project;

                 . estimate of expenses and capital needed for the following year. The actual expenses and capital may vary but the variance from the estimate shall not be greater than 20% without Millipore receiving the written consent of Mykrolis.

          (iii) The parties shall discuss each Research Proposal, modify as appropriate, and, if acceptable to both parties, shall indicate their agreement by mutual execution of the Research Proposal. Once executed, the Research Proposal shall bind both parties.

          (iv) Each Research Proposal shall be mutually executed at least 90 days before the end of the current contract year.


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          (v)    If the parties cannot agree on a Research Proposal for a
                 particular Project, or if Mykrolis elects not to continue work on a particular Project, then the work on that particular Project shall stop at the end of the current contract year. Thereafter, Millipore shall have no obligation to work on such Project.

          (vi) After the completion of a Project, support services may be requested by Mykrolis to assist in the implementation of the results of the project work. Both parties will agree to the amount of time required to fulfill these requests prior to work commencing. Costs will be determined as per Section D below.

     C.   No Guarantees; Representations

          The parties recognize that research is inherently an uncertain endeavor. Accordingly, Millipore cannot guarantee that any particular results will arise from the research performed under this Agreement. Millipore does, however, represent the following:

          (i) The work to be accomplished in the Research Proposals shall be realistic and achievable.

          (ii) The Millipore personnel assigned to each Project possess the appropriate skills to perform the work as described in the Research Proposal.

          (iii) The Millipore personnel assigned to the Projects hereunder shall exercise good faith and commercially reasonable efforts to complete the work set forth in the applicable Research Proposal.

          (iv) When the Research Proposal for a given year has been mutually executed, Millipore shall endeavor to maintain the assigned people to the particular Project for that year. Millipore, does, however, reserve the right to reassign individuals in exceptional circumstances. In such a case, Mykrolis shall have the right to refuse the re-assignment, provided that it notifies Millipore within 10 days of the date Mykrolis learns of the re-assignment, and terminate the particular Project immediately with no further financial


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                 obligation other than to pay for all research done until the date of termination.

     D.   Costs

          (i) The cost to Mykrolis for the services of the Millipore personnel provided in this Agreement (the "Research Costs") shall approximate Millipore's costs and shall be agreed upon by the parties within sixty (60) days following the execution of this Agreement.

          (ii) For each individual assigned to a Project, Mykrolis shall pay Millipore for the percentage of that individual's time allocated to such Project, as set forth in the applicable Research Proposal.

          (iii) The amount set forth in subsection (i) above which Mykrolis pays to Millipore shall include not only the services of the Millipore research personnel assigned to the Projects but also all laboratory and office space required to conduct the research activities hereunder. Such laboratory and office space shall be in quality and amount substantially similar to that provided to other Millipore personnel performing research for Millipore.

          (iv) Any extra equipment, materials, and Project related travel required to perform the Projects shall not be included in the rate set forth in subsection (i) above and shall be Mykrolis' financial responsibility. Accordingly, all such equipment, materials and Project related travel expenses required to perform the research shall be initially paid for by Millipore but Millipore shall be reimbursed by Mykrolis for such expenses at cost on a quarterly basis as per Section 5 of this Agreement (Millipore shall provide appropriate documentation upon request).

          (v) During the term of this Agreement, all costs hereunder shall be increased, on an annual basis, 5% over the prior year's costs.

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     E.   Early Termination of Projects

          Mykrolis may terminate any Project before its scheduled conclusion. Its only financial obligation upon such early termination shall be to pay for all Millipore research personnel assigned to such project to the end of the current contract year as described in the applicable Research Proposal (alternatively, if the Research Proposal states that the Project ends before the end of the current contract year, then Mykrolis' obligation ends sooner as described in the Research Proposal). Notwithstanding the above, Millipore shall exercise its best efforts to mitigate Mykrolis' financial obligations by attempting to assign the Millipore personnel affected by such early termination to a Millipore research project. When, and if, the Millipore personnel have been assigned to a Millipore research project, Millipore shall inform Mykrolis, and Mykrolis' obligations with respect to paying for that particular Millipore employee shall cease. This provision shall not apply to any Mykrolis Project termination under Section 1(C)(iv) above.

     F. The parties may by mutual written agreement add projects to this Agreement beyond those set forth in Section 1(A) above.

2.   Melt Casting Projects

     Mykrolis shall develop the capacity to perform its melt casting research projects with its own personnel and its own facilities. Until such time as Mykrolis is able to do so, Millipore shall provide the following assistance to Mykrolis:

     A.   Space

          Laboratory and office space ("Space") for 5 Mykrolis research personnel assigned to Melt Casting projects. The parties contemplate that the Mykrolis employees shall be Larry Yen, Dean Gates, Rajni Patel, Sonan Nguyen and a senior chemical engineer to be hired by Mykrolis. Such Mykrolis employees shall reside at the facilities of Millipore's central research group. Millipore shall provide adequate Space so that such Mykrolis employees may conduct the Melt Casting research projects. Such Space shall be in quality and amount, substantially similar to the Space provided to Millipore's research personnel. The cost to Mykrolis for providing the Space described above shall be as specified in the in the Research Costs. Any materials and extra equipment required to perform the research herein shall

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          not be included in this rate and shall be Mykrolis' responsibility.
          Accordingly, Mykrolis shall purchase and own such materials and equipment. While the parties expect that the Mykrolis research personnel will require the Space for a period of approximately one year, Millipore shall make such Space available for a maximum of two years.

     B. To further facilitate Mykrolis' development of its melt casting research capability, Millipore shall, for the first year of this Agreement, make 50% of K.S. Cheng's time available to Mykrolis. Mykrolis shall utilize Dr. Cheng to assist in its efforts to develop an independent melt casting research capability. The cost of Dr. Cheng's services to Mykrolis shall be as specified in the Research Costs.

     C. During the term of this Agreement, all costs hereunder shall be increased, on an annual basis, 5% over the prior year's costs.

3.   Ownership Rights In Millipore's Work Product

     A.   (i)    The parties acknowledge that Millipore possesses a significant foundation of know-how, technology, trade secrets, and expertise in the area of chemical surface modifications on polymeric membrane surfaces ("the Foundation").

          (ii) The parties contemplate that much of the technology of the Foundation will be utilized in the Projects. Notwithstanding anything below in this section to the contrary, all technology which is part of the Foundation which is utilized in the Projects remains the property of Millipore. Mykrolis, however, shall have the royalty free right to utilize such Foundation technology as contemplated by the particular Project in the Mykrolis Field of Use as defined in the Master Trade Secret and Know-How Agreement.

          (iii) With respect to any know-how developed in the course of a Project and relating to the Foundation, each party shall have the exclusive right to utilize such know-how in their respective Fields of Use as defined in the Master Trade Secret and Know-How Agreement.


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     B.   Millipore hereby agrees that all works of authorship, including the design and implementation of any computer program, developed by the Millipore personnel while assigned to Mykrolis and arising out of their work on a Project shall be deemed "work for hire" as that term is defined under the United States Copyright Laws and all rights in and to such works of authorship developed by Millipore shall be the sole property of Mykrolis.

     C. Millipore hereby covenants and agrees that it shall, during the term of this Agreement, and for a period of six (6) months thereafter, cause the Millipore personnel to promptly report and disclose to Mykrolis, all inventions ("Inventions") made or conceived by the Millipore Employees while assigned to Mykrolis and arising out of their work on a Project and shall assign to Mykrolis its entire interest throughout the world in all Inventions referred to herein. As used herein, the term "Invention" means an idea, development, or technology that is patentable under U.S. patent law.

     D. Notwithstanding the above, Millipore shall retain an exclusive, worldwide, right to make, use, sub-license, or sell any product incorporating such Invention in the Millipore Field (as that term is defined in the Master Trade Secret and Know-How Agreement). In consideration for such right, Millipore shall pay Mykrolis a 5% royalty on all net sales of any such product for a period of 10 years from the effective date of this Agreement. Such royalty shall be paid on a quarterly basis within 45 days after the end of each Millipore fiscal quarter. This payment shall be accompanied by sufficient information so that Mykrolis can determine how the calculation of net sales was made. As used above, "net sales" shall mean cash collections from the invoiced selling price of those products less normal trade discounts, commissions paid to independent agents or distributors, returns or credits, excise and sales taxes.

     E. In connection with disclosing the Inventions, Millipore shall cooperate fully with Mykrolis' attorneys in obtaining patents covering these Inventions, should Mykrolis in fact choose to file such applications. To the extent such cooperation can be completed within the applicable time allocated for the Millipore personnel assigned to such Project, such cooperation is included in the costs set forth in
          Section 1(D) above. If additional time is needed to complete such cooperation, then Mykrolis shall pay Millipore the applicable Research Costs (during the term of this


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          Agreement, such costs shall increase, on an annual basis, 5% over the prior year's costs) for such additional time. Copies of all drafts and the final application shall be provided to the Millipore inventors and the Millipore Patent Counsel for review and consent before filing. Finally, if patenting a particular Invention would compromise the confidentiality of a Millipore trade secret, which is part of the Foundation, then, such patent will only be filed with the mutual written consent of the parties. Millipore shall promptly inform Mykrolis if it believes that its trade secrets would be compromised by such filing.

4.   Maintenance of Records

     Millipore shall make and maintain adequate and current records of all Inventions falling within the scope of this Agreement and of all work performed by it under this Agreement; and agrees to make them available to Mykrolis.

5.   Payments

     With respect to all compensation due hereunder, Millipore shall invoice Mykrolis on a quarterly basis. Such invoice shall be for the research performed under Section 1, the Space, (including services provided under Section 2(B)) and any equipment, materials, Project related travel or other expenses contemplated by this Agreement. Mykrolis shall make payment to Millipore within 45 days of receipt of the invoice. The invoice shall include sufficient information and detail so that Mykrolis can reasonably determine its accuracy. Late payments shall bear interest at the lesser of 12% or the maximum rate allowed by law.

6.   Term and Termination

     A. The term of this Agreement shall be for 5 years commencing on the effective date. Mykrolis, however, may terminate this Agreement for its convenience prior to its normal expiration by providing Millipore with 12 months written notice of its desire to terminate. In addition, Millipore may terminate this Agreement upon 30 days written notice if Mykrolis is acquired, directly or indirectly, by a company which competes directly with Millipore. Also, Mykrolis may terminate this Agreement upon 30 days notice if Millipore is acquired, directly or indirectly, by a company which competes directly with Mykrolis.


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     B.   Either party may terminate this Agreement, by written notice to the other party:

          (i) upon the material failure of the other party to observe, keep or perform any of the covenants, terms or conditions herein, if such default continues for 30 days after written notice by the other party,

          (ii) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts.

          (iii)  upon either party's assignment for the benefit of creditors,

          (iv)   upon either party's dissolution or ceasing to do business.

     C. This Agreement, the Master Separation Agreement and all other Ancillary Agreements may be terminated at any time prior to the IPO Closing Date by and in the sole discretion of Millipore without the approval of Mykrolis. This Agreement may be terminated at any time after the IPO Closing Date and before the Distribution Date by mutual consent of Millipore and Mykrolis. In the event of termination pursuant to this Section 6(C), no party shall have any liability of any kind to the other party.

7.   Confidentiality

     A. During the term of this Agreement, each party will be disclosing confidential information to the other party and learning, observing, or otherwise receiving the other party's confidential information.
          The parties shall presume that all information regarding the parties' respective research projects is confidential information. In addition, this confidential information shall be the property of the party on whose behalf such research is performed. The parties agree to respect the other party's confidential information, to not disclose it to any third parties, and to not use it for any purpose other than as contemplated by this Agreement.


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     B.   Millipore agrees that all work performed by the Millipore personnel while assigned to the Mykrolis Project shall be considered the confidential information and property of Mykrolis.

     C. This Agreement imposes no obligation upon either party with respect to information that: (a) was developed after the date of this agreement and was in the possession of the receiving party before receipt from the disclosing party; (b) is or becomes a matter of public knowledge through no fault of the receiving party; (c) is rightfully received by the receiving party from a third party without a duty of confidentiality; (d) is disclosed by the disclosing party to a third party without a duty of confidentiality; (e) is independently developed by the receiving party; or (f) is necessary to be disclosed in a judicial or administrative process.

8.   Limitation Of Liability; No Warranties for Intellectual Property

     A. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT.

     B. EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL TECHNOLOGY, INVENTIONS AND KNOW-HOW LICENSED OR ASSIGNED HEREUNDER ARE PROVIDED ON AN "AS IS" and "WHERE IS" BASIS AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES MAKE ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Without limiting the generality of the foregoing, Millipore makes no warranty or representation as to the validity of any such know-how, technology, or inventions; and both parties make no warranty or representation that any use of any such know-how, technology, or inventions with respect to any product or service will be free from infringement of any rights of any third party.


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9.   Force Majeure

     Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

10.  Dispute Resolution

     A. Use and Initiation of Procedure. In the event of a dispute between the parties arising out of or related to this Agreement (the "Dispute"), the parties hereto agree to use the alternative dispute resolution procedures specified in this section (the "Procedure") in good faith in order to resolve such dispute. The Procedure may be modified by written agreement of the parties at the time the Dispute arises. A party seeking to initiate the Procedure shall give written notice to the other party, describing briefly the nature of the dispute and its claim and identifying an individual with authority to settle the dispute on its behalf. The party receiving such notice shall have five (5) days within which to designate, in a written notice given to the initiating party, an individual with authority to settle the dispute on its behalf. Neither of such authorized individuals shall have had direct substantive involvement in the matters involved in the Dispute.

     B. Unassisted Settlement. The authorized individuals shall make such investigation as they deem appropriate and thereafter promptly (but in no event later than thirty (30) days from the date of the initiating party's notice) shall commence discussions concerning resolution of the Dispute. If the Dispute has not been resolved within thirty (30) days from the commencement of discussions, it shall be submitted to alternative dispute resolution ("ADR") in accordance with the provisions of this Section 10 hereof.

     C. Selection of Neutral. The parties shall have ten (10) days following the submission of the Dispute to ADR in accordance with Section 10(B) above to agree upon a mutually-acceptable person not affiliated with either of the parties (the "Neutral"). If no Neutral has been selected within such time, the parties agree jointly to request the American Arbitration Association, the Center for Public Resources, or another mutually agreed-upon provider of neutral services to supply within ten (10) days a list


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          of potential Neutrals with qualifications as specified by the parties in the joint request. Within five (5) days of receipt of the list, the parties shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the Neutral the individual receiving the highest combined ranking who is available to serve.

     D. Time and Place for ADR. In consultation with the Neutral, the parties shall promptly designate a mutually convenient time and place for the ADR (and unless circumstances require otherwise, such time to be not later than forty-five (45) days after selection of the Neutral).

     E. Exchange of Information. In the event either of the parties has substantial need for information in the possession of the other party in order to prepare for the ADR, the parties shall attempt in good faith to agree on Procedures for the expeditious exchange of such information, with the help of the Neutral if required.

     F. Summary of Views. One week prior to the first scheduled session of the ADR, each party shall deliver to the Neutral and to the other party a concise written summary of its views on the matter in Dispute.

     G. Staffing the ADR. In the ADR, each party shall be represented by the authorized individual and by counsel. In addition, each party may bring such additional persons as needed to respond to questions, contribute information and participate in the negotiations, the number of such additional persons to be agreed upon by the parties in advance, with the assistance of the Neutral, if necessary.

     H. Conduct of ADR. The parties, in consultation with the Neutral, will agree upon a format for the meetings, designed to assure that both the Neutral and the authorized individuals have an opportunity to hear an oral presentation of each party's views on the matter in Dispute, and that the authorized parties attempt to negotiate a resolution of the matter in Dispute, with or without the assistance of counsel or others, but with the assistance of the Neutral. To this end, the Neutral is authorized to conduct both joint meetings and separate private caucuses with the parties. The Neutral will keep confidential all information learned in private caucus with either party unless


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          specifically authorized by such party to make disclosure of the information to the other party.

     I. The Neutral's Views. The Neutral (i) shall, unless requested not to do so by both parties, provide his opinion to both parties on the probable outcome should the matter be litigated, and (ii) shall make one or more recommendations as to the terms of a possible settlement, upon any conditions imposed by the parties (including, but not limited to, a minimum and maximum amount). The Neutral shall base his opinions and recommendations on information available to both parties, excluding such information as may be disclosed to him by the parties in confidence. The opinions and recommendations of the Neutral shall not be binding on the parties.

     J. Termination of Procedure. The parties agree to participate in the ADR in good faith to its conclusion (as designated by the Neutral) and not to terminate negotiations concerning resolution of the matters in Dispute until at least ten (10) days thereafter. Each party agrees not to commence any other proceeding or to seek other remedies prior to the conclusion of the ten-day post-ADR negotiation period; provided, however, that either party may commence litigation within five (5) days prior to the date after which the commencement of litigation could be barred by an applicable statute of limitations or in order to request an injunction to prevent irreparable harm, in which event, the parties agree (except as prohibited by court order) to nevertheless continue to participate in the ADR to its conclusion.

     K. Fees of Neutral; Disqualification. The fees of the Neutral shall be shared equally by the parties. The Neutral shall be disqualified as a witness, consultant, expert or counsel for either party with respect to the matters in Dispute and any related matters in any subsequent litigation or other proceeding with respect to the Dispute.

     L. Confidentiality. The parties agree that the Procedure and the ADR are compromise negotiations for purposes of the Federal Rules of Evidence and the Rules of Evidence of any state of competent jurisdiction. The entire of the Procedure and the ADR are confidential, and no stenographic, visual or audio record shall be made. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the Procedure or the ADR by either of the parties,


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          their agents, employees, representatives, or other invitees and by the
          Neutral (who will be the parties' joint agent for purposes of these compromise negotiations) are confidential and shall, in addition and where appropriate, be deemed to be work product and privileged. Such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible for any purposes, including impeachment, in any litigation or other proceeding involving the parties, and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative of either of the parties; provided, however, that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the ADR.

     M. Arbitration. Any Dispute which the parties cannot resolve through mediation within ninety (90) days following the commencement of the Procedure, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of he American Arbitration Association ("AAA"), by three (3) arbitrators in Boston, Massachusetts. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior ADR, negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

     N. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 8 with respect to all matters not subject to such dispute, controversy or claim.


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

11.  Governing Law

     This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the Commonwealth of Massachusetts as applied to transactions taking place wholly within Massachusetts between Massachusetts residents. The Superior Court of Middlesex County and/or the United States District Court for the District of Massachusetts shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article 10 above.

12.  Entire Agreement

     This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements (as defined in the Separation and Distribution Agreement) and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof. To the extent there is a conflict between this Agreement and the General Assignment and Assumption Agreement between the parties, the terms of this Agreement shall govern.

13.  Notices

     Any notices or other communications required or permitted to be given or delivered hereunder shall be in writing and shall be sufficiently given if delivered personally, express mail or sent by first class mail, postage prepaid, to the following:

                      For Millipore:

                      Vinay Goel
                      Corporate Vice President, Technology Operations Millipore Corporation
                      80 Ashby Road
                      Bedford, MA  01730

                      Copy to:
                      General Counsel
                      Millipore Corporation
                      80 Ashby Road
                      Bedford, MA  01730


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

                  For Mykrolis:

                  Jean-Marc Pandraud
                  Mykrolis Corporation
                  Patriots Park
                  Bedford, MA  01730

                  Copy to:
                  General Counsel
                  Mykrolis Corporation
                  Patriots Park
                  Bedford, MA  01730

14.  Assignment

     Mykrolis may not, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the prior written consent of Millipore, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of Millipore. Notwithstanding the foregoing, Mykrolis (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to a person that succeeds to all or substantially all of the business or assets of Mykrolis as long as such Person agrees to accept all the terms and conditions set forth herein. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

15.  Further Assurances

     Each party agrees to execute and deliver as reasonably requested by the other party all further instruments and documents, and will take all further action, that may be necessary or desirable to effectuate the parties' intent hereunder.

16.  Severability

     If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.


IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives and to be effective as of the date and year first above written.

MILLIPORE CORPORATION               MYKROLIS CORPORATION

By:  /s/ Francis J. Lunger          By:  /s/ Jean-Marc Pandrand
     ------------------------            ----------------------
     Francis J. Lunger                   Jean-Marc Pandrand

Its: Executive Vice President       Its: President
     ------------------------            ----------------------
Date:                               Date:
     ------------------------            ----------------------

                                   Exhibit A:

High Performance Filter
Further develop, scale up and RTM a new pore size UPE membrane with a specific surface modification for an enhanced particle retention in low pH
Microelectronics process streams.


Orion
A Technology Development Project whereby novel surface chemistries are conceived, synthesized and evaluated for their ability to impart stable hydrophilic properties to PTFE membranes.

Non-sieving Technology
A Technology Development Project whereby mechanisms, methods and materials are developed for identifying and testing surface chemistries.

QuickChange II
A development project to extend the QuickChange product line to new high flow membranes. The project will encompass the development of a surface modification process.


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